Exhibit FILING FEES

Calculation of Filing Fee Tables

FORM S-8
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(Form Type)

KIORA PHARMACEUTICALS, INC.
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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(2)(3)(4)	Other	120,031 (2)	$3.285 (3)	$394,301.84	$153.10 per $1,000,000	$60.37
	Total Offering Amounts					$394,301.84		$60.37
	Total Fee Offsets							$—
	Net Fee Due							$60.37

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock, $0.01 par value per share (the “Common Stock”), of Kiora Pharmaceuticals, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Represents (i) an increase of 120,031 shares of Common Stock that became reserved for issuance under the 2024 Plan as a result of the operation of the “evergreen” provision of the 2024 Plan, which provides that the total number of shares subject to such plan will be increased on January 1 of each year by a number of shares of common stock equal to 4% of the shares of common stock outstanding on December 31 of the immediately prior year, or such lesser number as determined by the Registrant’s board of directors.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $3.285, the average of the high and low prices of a share of Common Stock as reported on The Nasdaq Stock Market LLC on March 21, 2025.